Exhibit 3

Denison Mines Corp.
Atrium on Bay, 595 Bay Street, Suite 402
Toronto, ON M5G 2C2
Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
DENISON ANNOUNCES NI 43-101 RESOURCE ESTIMATE
ON MUTANGA PROJECT, ZAMBIA
Toronto, ON — March 12, 2009... Denison Mines Corp. (DML:TSX) (NYSE ALTERNEXT US:DNN) (“Denison” or the “Company”) is pleased to announce a NI 43-101 resource estimate on its Mutanga project in Zambia. Measured and Indicated resources are estimated at 2.0 and 5.8 million pounds U3O8 respectively and Inferred resources exceed 13 million pounds U3O8.
The resource estimate is based on 45,600 metres of development drilling carried out by Denison from late 2007 through to mid-2008. Results of the highly successful program significantly exceed pre-NI 43-101 historical estimates* for this project of 13.7 million pounds U3O8.
Following completion of the development drilling program, a 26,000 metre exploration program was initiated at Mutanga. As previously announced (September 18, 2008), three new large mineralized zones have been discovered so far in the ongoing drill program. Mineralization is similar to that of the main Mutanga deposit and could potentially add to the existing resource base. Significant further exploration upside remains on the project.
Denison has recently received formal notification that its license renewal application has been successful. Engineering work is now in progress for the preparation and completion of a Definitive Feasibility Study, currently scheduled for a target date of April, 2009 and submittal of a mining licence application. Earlier scoping studies indicate the potential for a relatively low cost, open pit mining operation utilizing alkali leach processing for extraction.
Mutanga NI 43-101 Resource Estimate

	U3O8
	Cut-off	Measured			Indicated			Inferred
	Grade		U3O8	U3O8		U3O8	U3O8		U3O8	U3O8
Deposit	(ppm)	Mt	(ppm)	M lbs	Mt	(ppm)	M lbs	Mt	(ppm)	M lbs
Mutanga	100	1.88	481	1.99	8.4	314	5.82	7.2	206	3.3

Dibwe	100							17.0	234	9.0

Mutanga Extension	200							0.5	340	0.4

Mutanga East	200							0.2	320	0.1

Mutanga West	200							0.5	340	0.4

TOTAL		1.88	481	1.99	8.4	314	5.82	25.4	231	13.2

Notes:
•	CIM Definitions were followed for mineral resources.

•	Block models were constructed and grade interpolation was undertaken using ordinary Kriging and validated using the Inverse Distance Weighting technique.

•	Estimates for the Mutanga Extension, Mutanga East and Mutanga West deposits have not been updated since completion of the estimates completed by CSA in 2006 and are considered current.

Mutanga is part of an extensive project development pipeline held by Denison. Adding to its current production profile and structured for strategic growth, the Company has a number of new developments slated to come on-stream over the next several years. In addition, the Company has enjoyed considerable exploration success on a number of other projects in its diversified portfolio, most notably the high grade Wheeler River project in the Athabasca Basin near the MacArthur River mine in northern Saskatchewan. The Wheeler River project is the most significant new discovery in the Athabasca Basin in many years (please see news release dated February 17, 2009).
The Mutanga resource estimate was prepared by CSA Global (UK) Pty Ltd (“CSA”) in accordance with the requirements of National Instrument 43-101 (“NI 43-101”). In the report titled “NI 43-101 Technical Report Mutanga Uranium Project, Zambia” (the “Report”), CSA has estimated the mineral resources for the Mutanga project deposits using a cut-off grade of 100 ppm U3O8 and 200 ppm U 3O8.
CSA was retained to independently review and audit the mineral resources at the Mutanga projects. Malcolm Titley, BSc, MAusIMM, MAIG is the Qualified Persons pursuant to National Instrument 43-101 who has verified the data disclosed was responsible for the Technical Report and reviewed the technical contents related to the resource estimates contained in this release. A copy of the Report will be available on SEDAR (www.sedar.com).
The technical information contained in this press release related to the above described exploration activities is reported and verified by William C. Kerr, Denison’s Vice President, Exploration, who is a qualified person as defined by NI 43-101. For a description of the quality assurance program and quality control measures applied by Denison, please see Denison’s Annual Information Form filed under the Company’s profile on March 28, 2008 on the SEDAR website.

*	There were no previous NI 43-101 current estimates of mineral resources or mineral reserves. FinOre Mining Consultants Pty Ltd had completed a resource estimate for OmegaCorp Minerals Limited (the previous owners of the Mutanga project) in November 2006 in accordance with the JORC Code which totalled 16.4 million tonnes at an average grade of 380 ppm U3O8, yielding 13.7 million pounds U3O8.
About Denison
Denison Mines Corp. is a premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. Further, the Company has ownership interests in two of the four conventional uranium mills operating in North America today. Denison also has a strong exploration and development portfolio with large land positions in the United States, Canada, Mongolia and Zambia.
For more information, please contact

E. Peter Farmer	(416) 979-1991 Extension 231
Chief Executive Officer

Ron Hochstein	(416) 979-1991 Extension 232
President and Chief Operating Officer

James R. Anderson Executive Vice President and Chief Financial Officer	(416) 979-1991 Extension 372
Cautionary Statements
This news release contains “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.
Forward looking statements include, but are not limited to, statements with respect to estimated production; the development potential of Denison’s properties, including those of its joint ventures; the future price of uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of exploration activities; permitting time lines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.

Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements, including but not limited to risks related to: unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of uranium and vanadium; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 28, 2008 available at http://www.sedar.com and its Form 40-F available at http://www.sec.gov. Although management of Denison has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.
There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Denison does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. Readers should refer to the Annual Information Form and the Form 40-F of Denison for the year ended December 31, 2007 and other continuous disclosure documents filed since December 31, 2007 available at http://www.sedar.com, for further information relating to their mineral resources and mineral reserves.
Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: This news release uses the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.